Exhibit 7.09

Execution Copy

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”), made and entered into as of the 30th day of September, 2009, by and among Shining Sea Limited, an exempted company organized under the laws of the Island of Bermuda (“Shining Sea”), and Dynamic View Investments Limited and Global Wise Technologies Ltd., each a British Virgin Islands limited liability company (collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders are holders of certain Ordinary Shares, per value 0.00005 per share (the “Ordinary Shares”), of Noah Education Holdings Ltd., a Cayman Islands company (“Noah”), listed on The New York Stock Exchange (“NYSE”);

WHEREAS, Shining Sea is the holder of certain shares of common stock, par value $0,001 per share (the “Common Stock”), of Franklin Electronic Publishers, Incorporated (“Franklin”);

WHEREAS, Shining Sea has entered into an Exchange Agreement dated as of May 29, 2009 with Saunders Acquisition Corporation (“Saunders”) pursuant to which Shining Sea has agreed to transfer and exchange the shares of Common Stock of Franklin held by Shining Sea for a like number of shares of Convertible Redeemable Preferred Stock, par value $0.01 per share, of Saunders, with the understanding that Saunders proposes to enter into a merger agreement (the “Merger Agreement”) with Franklin pursuant to which Saunders will be merged with and into Franklin (the “Merger”) and Franklin would continue as the surviving corporation in the Merger (the “Surviving Corporation”) The Merger shall have been consummated;

WHEREAS, the Shareholders wish to sell, and Shining Sea wishes to purchase US$2,000,000 worth of Ordinary Shares of Noah on the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Shining Sea is entering into a Share Purchase Agreement with Noah, pursuant to which, on the first business day following the Effective Time, Shining Sea shall sell, and Noah shall purchase, 800,000 shares of the Convertible Redeemable Preferred Stock of the Surviving Corporation (the “Shining Sea Share Purchase Agreement”):

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree:

1.	THE PURCHASE AND SALE OF SHARES

1.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Shareholders shall sell, and Shining Sea shall purchase, 365,630 of Ordinary Shares (the “Shares”) at per share price of US$5.47, for an aggregate price of US$1,999,996.10 (the “Purchase Price”). Each Shareholder shall sell and transfer the number of Shares set forth opposite the name of such Shareholder in Schedule 1 attached hereto and made a part hereof.

2.	CLOSING

2.1 The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (New York time) on the business day (the “Closing Date”) immediately following the date on which all conditions to Closing as set forth in Sections 5 and 6 of this Agreement have been either satisfied or waived by the party entitled to waive such condition (excluding conditions capable of being satisfied only as part of Closing), in the offices of Renaissance Technologies LLC at 800 Third Avenue, New York, New York 10022 or at such other place as the parties may agree. The Closing shall take place simultaneously with the closing under the Shining Sea Share Purchase Agreement.

2.2 On the Closing Date, (i) Shining Sea shall pay each Shareholder such Shareholder’s share of the Purchase Price by wire transfer of immediately available funds in accordance with the Shareholders’ written wire instructions (which shall be provided to Shining Sea at least three (3) business days prior to the Closing Date) and (ii) the Shareholders shall deliver duly executed instruments of transfer and instructions to reflect Shining Sea’s ownership of the Shares on Noah’s share register and promptly thereafter deliver the underlying certificate(s) for the Shares.

3.	REPRESENTATIONS AND WARRANTIES OF SHINING SEA

Shining Sea hereby represents and warrants to each of the Shareholders that:

3.1 Organization. Shining Sea is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to enter into this Agreement and to transfer the Shares to the Shareholders.

3.2 Authorization. This Agreement has been duly and validly authorized, executed and delivered by Shining Sea and constitutes the legal, valid and binding obligation of Shining Sea, enforceable against Shining Sea in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.3 Consents and Approvals. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof (a) do not materially violate or conflict with (i) any provision of the organizational documents of Shining Sea, (ii) any judgment, decree or order of any governmental authority to which Shining Sea is a party or by which Shining Sea any of its properties is bound or (iii) any law or arbitration award applicable to Shining Sea; or (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any third party or governmental authority.

3.4 Purchase for Investment. Shining Sea is acquiring the Shares solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof.

3.5 Sophistication of Investor. By reason of its business or financial experience, Shining Sea is capable of evaluating the risks and merits of an investment in Noah and of protecting its own interests in connection with this investment.

3.6 Accredited Investor Status. Shining Sea is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the United States Securities and Exchange Commission (“SEC”) under the Securities Act.

3.7 Reliance on Exemptions. Shining Sea understands that the Shares are being sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Shareholders are relying in part on the truth and accuracy of, and such Shining Sea’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Shining Sea set forth herein in order to determine the availability of such exemptions and the eligibility of Shining Sea to acquire the Shares.

3.8 Transfer or Resale. Shining Sea understands that the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or sold, assigned or transferred pursuant to an exemption from registration under the Securities Act.

3.9 Legends. Shining Sea understands that the stock certificates representing the Share, except as set forth below, may bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed in respect of the Shares and the Noah’s transfer agent shall issue a stock certificate without such legend to the holder thereof, unless otherwise required by state securities laws, if (i) such Shares are registered for resale under the

Securities Act and such shares have been sold in compliance with applicable prospectus delivery requirements, (ii) such holder provides Noah with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Share may be made without registration under the Securities Act, or (iii) such holder provides Noah with reasonable assurance that the Shares have been sold, assigned or transferred pursuant to Rule 144 under the Securities Act.

3.10 Independent Review. Shining Sea has conducted its own independent review and analysis of Noah and its condition, business and prospects, and acknowledges that Shining Sea in entering into this Agreement has relied exclusively upon its own investigation and analysis, and Shining Sea:

(a) acknowledges that it has undertaken such due diligence of Noah as Shining Sea deems adequate;

(b) acknowledges that none of the Shareholders makes any representation or warranty, either express or implied, as to Noah or its condition, business or prospects; and

(c) agrees, to the fullest extent permitted by law, that none of the Shareholders will have any liability or responsibility whatsoever to Shining Sea on any basis (including in contract or tort, under federal or state securities laws or otherwise) based on any information provided or made available, or statements made, to Shining Sea with respect to Noah prior to the execution of this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, severally but not jointly, hereby represents and warrants to Shining Sea as follows:

4.1 Organization. Such Shareholder is a company duly organized and validly existing under the laws of the British Virgin Islands and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

4.2 Authorization. This Agreement has been duly and validly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof (a) do not materially violate or conflict with (i) any provision of the organizational documents of such Shareholder, (ii) any judgment, decree or order of any governmental authority to which such Shareholder is a party or by which such Shareholder or any of its properties is bound or (iii) any law or arbitration award applicable to such Shareholder; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any third party or governmental authority (other than those filings required under U.S. federal securities laws and the regulations of PRC State Administration of Foreign Exchange); or (c) violate or conflict with any judgment, decree or order of any governmental authority to which such Shareholder is a party or by which such Shareholder any of its properties is bound or any law or arbitration award applicable to such Shareholder.

4.4 Ownership and Transfer of Shares. Each Shareholder has good title to the Shares such Shareholder shall sell pursuant to this Agreement. The Shares will be transferred to Shining Sea free and clear of any mortgages, liens, pledges, security interests, charges, claims or encumbrances (“Liens”).

4.5 American Depositary Shares. To the knowledge of the Shareholders, following the expiration of the Lockup Period, Shining Sea will be entitled to deposit the Shares in accordance with and subject to the terms and conditions of the existing Deposit Agreement entered into by Noah and The Bank of New York (the “Depository”) (assuming such agreement is effective at that time) and to receive a number of American Depositary Shares (the “ADSs”) equal to the number of Shares so deposited and accepted by the Depository (assuming the exchange ratio between the ADSs and the Ordinary Shares remains at 1:1 at that time) and such ADSs may be freely transferable by Shining Sea pursuant to Rule 144 under the Securities Act (assuming Shining Sea is not an affiliate of Noah at such time under Rule 144) without any further registration under the Securities Act.

5.	CONDITIONS TO THE OBLIGATIONS OF SHINING SEA

The obligations of Shining Sea to consummate the transactions contemplated hereunder shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived whole or in part by Shining Sea:

5.1 Representations and Warranties True. All of the representations and warranties of the Shareholders contained in this Agreement shall be true and correct in all material respects when made and on the Closing Date as though such representations and warranties were made on such date.

5.2 Performance. Each of the Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by the Shareholders.

5.3 Merger Agreement. The Merger shall have been consummated.

5.4 Shining Sea Share Purchase Agreement. All of the conditions to closing under the Shining Sea Share Purchase Agreement have been satisfied or waived (other than the condition in respect of the closing of this Agreement).

6.	CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS

The obligations of the Shareholders to consummate the transactions contemplated hereunder shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by either of the Shareholders:

6.1 Representations and Warranties True. All of the representations and warranties of Shining Sea contained in this Agreement shall be true and correct in all material respects when made and on the Closing Date as though such representations and warranties were made on such date.

6.2 Performance. Shining Sea shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by the Buyer.

6.3 Merger Agreement. The Merger shall have been consummated.

6.4 Shining Sea Share Purchase Agreement. All of the conditions to closing under the Shining Sea Share Purchase Agreement have been satisfied or waived (other than the condition in respect of the closing of this Agreement).

7.	INDEMNIFICATION

7.1 Survival. The representations and warranties of the parties set forth in this Agreement shall survive for a period of twelve (12) months following the Closing.

7.2 Indemnification Obligations of Shining Sea. From and after the Closing, Shining Sea will indemnify and hold harmless each of the Shareholders from, against and in respect of any and all losses, claims, liabilities, damages and expenses (collectively, “Losses”) arising out of (a) any breach of any representation or warranty made by Shining Sea in this Agreement or (b) any breach of any covenant, agreement or undertaking made by Shining Sea in this Agreement.

7.3 Indemnification Obligations of the Shareholders. From and after the Closing, each of the Shareholders, severally and not jointly, will indemnify and hold harmless Shining Sea and its officers, directors, employees, agents and representatives from, against and in respect of any and all Losses arising out of (a) any breach of any representation or warranty made by such Shareholder in this Agreement or (b) any breach of any covenant, agreement or undertaking made by such Shareholder in this Agreement.

7.4 Exclusive Remedies. The provisions of this Article 7 set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

8.	COVENANTS OF SHINING SEA

Shining Sea hereby covenants and agrees that, during the period beginning from the Closing Date and continuing to and including the second anniversary of the Closing Date (the “Lockup Period”), it will not offer, sell, transfer, pledge, grant any option to purchase, or otherwise dispose of any of the Shares acquired pursuant to this Agreement.

9.	MISCELLANEOUS

9.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated by this Agreement can be consummated as originally contemplated to the fullest extent possible.

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, directly or indirectly, including by operation of law, by any party without the prior written consent of the other party.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.4 Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies. Each Party hereby irrevocably agrees that any legal dispute will be brought only to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in such court has been brought in an inconvenient forum.

9.5 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including email) will be as effective as delivery of a manually executed counterpart of the Agreement.

9.6 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by written agreement of the parties hereto;

(b) by any of the parties hereto, by giving written notice of such termination to the other parties, without liability to the terminating party on account of such termination if the Closing has not occurred on or prior to February 28, 2010, unless such deadline has been extended by written agreement of the parties hereto; or

(c) automatically upon termination of the Shining Sea Share Purchase Agreement.

9.7 Announcement. Shining Sea agrees that Noah may make a press release promptly after the date of this Agreement in respect of Shining Sea entering into this Agreement to acquire the Shares provided that such press release shall be subject to the prior written approval of Shining Sea, such approval not to be unreasonably withheld.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

SHINING SEA LIMITED

By:	/s/ LORI BAZZARD
Name:	Lori Bazzard
Title:	Alternate Director

By:	/s/ MARCUS BURNS
Name:	Marcus Burns
Title:	Alternate Director

SHAREHOLDERS:

DYNAMIC VIEW INVESTMENTS LIMITED

By:	/S/ XIANQUAN XIAO
Name:	Xianquan Xiao
Title:	Director

GLOBAL WISE TECHNOLOGIES LTD.

By:	/S/ XIAOTONG WANG
Name:	Xiaotong Wang
Title:	Director

Schedule 1

Name of Shareholders	Number of Ordinary Shares to be transferred
Dynamic View Investments Limited	270,000
Global Wise Technologies Ltd.	95,630
Total	365,630